Exhibit 12.2

Alpha Natural Resources, Inc. and Subsidiaries
Computation of Other Ratios
As of December 31, 2011
(Amounts in thousands except ratios)

Adjusted EBITDA to cash interest ratio: The Adjusted EBITDA to cash interest ratio is defined as Adjusted EBITDA divided by net cash interest expense (defined as interest expense plus/minus interest income and non-cash interest expense). (1)

Adjusted EBITDA (1)	$1,281,078

Pro Forma net cash interest expense (1)	$141,791

Adjusted EBITDA to cash interest ratio	9.0

(1) Adjusted EBITDA and pro forma net cash interest expense are defined and calculated in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Material Debt Covenants” in our 2011 Annual Report on Form 10-K.

Maximum Total Debt less Unrestricted Cash to Adjusted EBITDA Ratio: The maximum total debt less unrestricted cash to adjusted EBITDA ratio is defined as total net debt (defined as the sum of note payable and long-term debt less cash, cash equivalents and marketable securities) divided by Adjusted EBITDA.

Long-term debt, excluding debt discount	$3,034,343
Cash, cash equivalents and marketable securities	$(686,713)
Total Net Debt	$2,347,630

Adjusted EBITDA (2)	$1,281,078

Total debt less unrestricted cash to adjusted EBITDA ratio	1.8

(2) Adjusted EBITDA is defined and calculated in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Material Debt Covenants” in our 2011 Annual Report on Form 10-K.